Exhibit 99.1

ArriVent BioPharma Enters Exclusive License with Lepu Biopharma for MRG007, an Antibody Drug Conjugate for the treatment of Gastrointestinal Cancers

•	Exclusive global license outside of Greater China for MRG007, a novel antibody drug conjugate (ADC) in development for gastrointestinal (GI) cancers
•	First Investigational New Drug (IND) submission planned for 1H 2025
•	Expands ArriVent’s growing pipeline of next-generation ADCs

NEWTOWN SQUARE, PA and SHANGHAI, CHINA, January 21, 2025 (GLOBE NEWSWIRE) -- ArriVent BioPharma, Inc. (Company or ArriVent) (Nasdaq: AVBP) a clinical-stage company dedicated to accelerating the global development of innovative biopharmaceutical therapeutics, today announced that it has entered into an exclusive license agreement with Lepu Biopharma Co., Ltd (Stock Code: 02157.HK) for MRG007, an antibody-drug conjugate (ADC) that can target several gastrointestinal (GI) cancers. Under the terms of the agreement, ArriVent obtains the exclusive rights to develop and commercialize MRG007 worldwide outside of Greater China which includes mainland China, Hong Kong, Macau and Taiwan.

"We believe MRG007 is a potential best-in-class ADC for the treatment of GI malignancies based on preclinical and IND enabling studies,” said Bing Yao, Chairman and Chief Executive Officer of ArriVent. “Expanding our pipeline with MRG007 furthers our mission to develop novel medicines for cancers with high unmet needs worldwide and accelerates our ADC portfolio by adding a program which plans to enter the clinic in the near-term. We look forward to collaborating with Lepu Biopharma in advancing this program globally.”

Ziye Sui, Ph.D., Executive Director and Chief Executive Officer of Lepu Biopharma added, “We are very pleased to be working with ArriVent. Lepu Biopharma has been dedicated to promoting the technological advancement of innovative ADCs. We believe MRG007 is one of our potential best-in-class ADC molecules in pre-clinical stage. The agreement is a recognition of our self-dependent R&D capabilities. We look forward to collaborating with ArriVent to advance the development of MRG007 globally and help bring this potential promising therapy to more patients around the world.”

MRG007 has shown robust antitumor activity in preclinical models of GI cancers and a favorable therapeutic index based on IND enabling studies. The first IND submission is planned for the first half of 2025 with an initial clinical development focus in CRC, pancreatic and other GI cancers.

Under the terms of the agreement, Lepu Biopharma has granted ArriVent exclusive global rights to develop, manufacture and commercialize MRG007 outside of Greater China. Lepu Biopharma will receive a one-time upfront payment and near-term milestone payments totaling $47 million in cash and is eligible to receive up to $1.16 billion in development, regulatory and sales milestones and tiered royalties on net sales outside of Greater China. The upfront payment and projected research and development costs, including potential milestone payments, do not change ArriVent’s previously announced expected cash runway into 2026.

About ArriVent

ArriVent is a clinical-stage biopharmaceutical company dedicated to the identification, development, and commercialization of differentiated medicines to address the unmet medical needs of patients with cancers. ArriVent seeks to utilize its team’s deep drug development experience to maximize the potential of its lead development candidate, firmonertinib, and advance a pipeline of novel therapeutics, such as next-generation antibody drug conjugates, through approval and commercialization.

About Lepu Biopharma Co., Ltd.

Lepu Biopharma Co., Ltd. (Stock Code: 02157.HK) is an innovation-driven company focusing on oncology therapeutics, in particular, targeted therapy and oncology immunotherapy, with a strong China foundation and global vision. The company is dedicated to developing innovative ADCs through its advanced ADC technology platform. Lepu Biopharma highly values the continuing build-out of its own commercialization capabilities and is determined to pursue the goal towards strong transformation from core technology to drugs and industrialization. At present, the product pipeline of Lepu Biopharma covers three major areas, namely immunotherapies, ADC targeted therapies and oncolytic virus drugs, including one clinical/commercialization-stage drug candidate, seven clinical-stage drug candidates (six of which are ADC drug candidates) and three clinical-stage combination therapies of the key candidates in its pipeline. The company houses the leading ADC drug candidate pipeline in China.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our beliefs about MRG007, including with respect to its potential as a best-in-class ADC; future results of operations or financial condition; business strategy and plans; expectations with respect to our cash runway; estimates of the potential addressable market and unmet medical need; activity of MRG007 compared to available therapies and other members of the class; anticipated development, regulatory and sales milestones, including the submission of an IND for MRG007; and objectives of management for future operations are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on ArriVent’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties that are described more fully in the section titled “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission on March 28, 2024 and our other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and ArriVent undertakes no duty to update such information except as required under applicable law.

ArriVent Contact:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

Lepu Biopharma Contact:

Tel：+86-21-6768 0899

pr@lepubiopharma.com